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                                                                      EXHIBIT 12

WILLBROS GROUP, INC.
STATEMENTS REGARDING COMPUTATION OF RATIOS

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO FIXED CHARGES
        AND PREFERRED STOCK DIVIDENDS
FOR THE FIVE YEAR PERIOD ENDED DECEMBER 31, 2000
      AND THE THREE MONTH PERIOD ENDED MARCH 31, 2001



      ($000) OMITTED

                                                                                                                         1Q
                                                     1996         1997          1998        1999           2000         2001
                                                    -------      -------      -------      -------       -------       -------
    EARNINGS:
    Pretax income (loss) from continuing            $ 5,056      $19,839      $   205     $(16,718)     $(10,335)      $   780
    operations

    Adjustments:
    Add: Fixed Charges as computed below              1,987        1,991        2,634        1,180         3,904           763
                                                    -------      -------      -------     --------      --------       -------

                     TOTAL EARNINGS (LOSS)          $ 7,043      $21,830      $ 2,839     $(15,538)     $ (6,431)      $ 1,543
                                                    =======      =======      =======     ========      ========       =======

    FIXED CHARGES:

    Interest, whether expensed or capitalized       $ 1,278      $   814      $ 1,335     $    214      $  2,542       $   386

    Amortization of debt expense, discount,
       premium, whether expensed or
       capitalized                                        5          190          214          214           307           168

    Rental expense considered to be interest            704          987        1,085          752         1,055           209
       (est. 1/3 of rental expense)                 -------      -------      -------     --------      --------       -------


                     TOTAL FIXED CHARGES            $ 1,987      $ 1,991      $ 2,634     $  1,180      $  3,904       $   763
                                                    =======      =======      =======     ========      ========       =======


    Preferred stock dividends                       $ 1,228           --           --           --            --            --
                                                    -------      -------      -------     --------      --------       -------

             TOTAL FIXED CHARGES AND PREFERRED
             STOCK DIVIDENDS                        $ 3,215      $ 1,991      $ 2,634     $  1,180      $  3,904       $   763
                                                    =======      =======      =======     ========      ========       =======

    RATIO OF EARNINGS TO FIXED CHARGES                  3.5         11.0          1.1        -(1)-         -(1)-           2.0
                                                    =======      =======      =======     ========      ========       =======

    RATIO OF EARNINGS TO FIXED CHARGES AND
       PREFERRED STOCK DIVIDENDS                        2.2         11.0          1.1        -(1)-         -(1)-           2.0
                                                    =======      =======      =======     ========      ========       =======
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(1) The ratio of earnings to fixed charges was less than 1:1 in 1999 and 2000.
        Earnings were inadequate to cover fixed charges as follows:


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
                               1999       16,718
                               2000       10,335